Exhibit 99.1

CONSTAR INTERNATIONAL INC. REPORTS NASDAQ DEFICIENCY NOTICE

Philadelphia, PA, September 16, 2008 – Constar International Inc. (NASDAQ: CNST), reported today that on September 10, 2008 it received a notice from the Listing Qualifications Department of the NASDAQ Stock Market indicating that for 30 consecutive trading days, the Company’s publicly held shares had not maintained a minimum market value of $15 million as required under NASDAQ Marketplace Rule 4450(b)(3). This calculation excludes shares held by officers, directors, and holders of 10% or more of the Company’s outstanding Common Stock.

This notification has no effect on the listing of the Company’s Common Stock at this time. However, in accordance with Marketplace Rule 4450(e)(1), the Company is being provided 90 calendar days, or until December 10, 2008, to regain compliance with the Rule. If at any time prior to such date the market value of the Company’s publicly held shares is $15 million or more for ten consecutive trading days, the NASDAQ staff will provide written notification that the Company has achieved compliance. If compliance with the Rule cannot be demonstrated by December 10, 2008, the NASDAQ staff will provide written notification to the Company that its securities will be delisted from the NASDAQ Global Market. At that time, the Company may appeal the Staff’s determination to a Listing Qualifications Panel.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this news release or the actual results of operations or financial condition of the Company to differ include the Company’s relationship with its largest customers; the outcome of the Company’s negotiation to renew its contract with its largest customer; whether such contract is signed on terms consistent with the Company’s current expectations; whether expected future volumes under such contract are realized; whether the future product mix under such contract is consistent with the Company’s expectations; whether the Company achieves expected restructuring savings associated with such contract; the impact of self-manufacturing on the Company’s business; the Company’s ability to secure new business, expand sales of custom products and improve the operating performance of its European business; and the impact of the foregoing factors on the Company’s financial position. Other important factors are discussed under the caption “Risk Factors” in the Company’s Form 10-K Annual Report for the year ended December 31, 2007 and in subsequent filings with the Securities and Exchange Commission made prior to, on or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

About Constar

Philadelphia-based Constar is a leading global producer of PET (polyethylene terephthalate) plastic containers for food, soft drinks and water. The Company provides full-service packaging solutions, from product design and engineering, to ongoing customer support. Its customers include many of the world’s leading branded consumer products companies.

For more information contact:

Walter S. Sobon, Executive Vice President and Chief Financial Officer, (215) 552-3700

Ed Bisno, Bisno Communications, (212) 717-7578